EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May 31, 2007, by and between Astria Solutions Group, LLC, a New York limited liability company (“Buyer”), and Authentidate Holding Corp., a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties.”

This Agreement contemplates a transaction in which Buyer, or its permitted assigns, will (i) purchase substantially all of the assets of the docStar division of Seller (“DocStar”) and the DJS business unit (doing business as “CPI”) of Seller (“CPI” and collectively with DocStar sometimes referred to as the “Acquired Businesses”), (ii) assume certain of the liabilities (“Assumed Liabilities”) of the Acquired Businesses; and (iii) purchase all of the capital stock of DJS Marketing Group, Inc. (“DJS”) in return for cash and the Buyer Note as defined in Section 2(c) below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.	Definitions.

“Acquired Assets” means all right, title, and interest in and to the assets of Seller used in the Acquired Businesses as specifically set forth on Schedule 1 attached hereto, which includes (a) the land and improvements located at 2165 Technology Drive, Schenectady, New York (“Real Property” as further described in §3(l) and §3(l) of the Disclosure Schedule which shall be acquired at the Second Closing as provided in §2(c)), (b) the tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies) identified in Schedule 1(b), (c) the Intellectual Property and products identified in Schedule 1(c), (d) the leases, subleases, and rights thereunder, identified in Schedule 1(d), (e) the agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder, identified in Schedule 1(e), (f) the accounts, notes, and other receivables, identified in Schedule 1(f), (g) the capital stock of DJS, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (excluding any such item relating to the payment of Taxes), with respect to the Acquired Businesses and DJS, provided that Seller shall be entitled to retain any net operating loss and credit carryforwards or capital loss carryovers related to periods through the Closing Date with respect to the Acquired Businesses and DJS, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies with respect to the Acquired Businesses and DJS, (j) copies of books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, with respect to the Acquired Businesses and DJS, (k) intangible assets, identified in Schedule 1(k), (l) cash (or cash equivalents) in the amount of $750,000, and (m) such other assets as are set forth on Schedule 1 attached hereto; provided, however, that the Acquired Assets shall not include the Excluded Assets.

“Acquired Businesses” means (i) the business of DocStar which is engaged in the ongoing development and sale of the products identified in Schedule 1(c) hereto, and (ii) the systems integration business of DJS which provides software support, software and hardware integration services and hardware to customers.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, Liens, losses, expenses and fees including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Asbestos Liabilities” shall mean any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including without limitation, any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Assumed Liabilities” means all liabilities set forth on Schedule 2 attached hereto including (a) all liabilities of Seller set forth on the face of the Acquired Businesses’ Most Recent Balance Sheet (rather than in any notes thereto), (b) all liabilities of Seller with respect to the Acquired Businesses that have arisen after the date of the Most Recent Balance Sheet with respect to periods prior to the Closing Date (but not including unpaid Income Taxes of the Acquired Businesses and DJS), through and including the Closing Date in the Ordinary Course of Business, including any liability resulting from, arising out of, relating to, in the nature of, or caused by any infringement relating to Intellectual Property used in the Acquired Businesses; (c) all obligations of Seller under the agreements, contracts, leases, licenses, warranties and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other benefits to another party after the Closing or (ii) to pay for goods, services, and other benefits that another party will furnish to it after the Closing, (d) vacation accruals, (e) all severance pay due, owing or payable with respect to employees of the Acquired Businesses and DJS who are terminated during the period from the date of this Agreement through the Closing Date, (f) any obligation for an employee bonus with respect to the Acquired Business which is not accrued by Seller as of the Closing Date for periods prior to the Closing Date and (g) all other liabilities and obligations of or relating to Seller specifically set forth in the Disclosure Schedule; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any liability of Seller for Income Taxes through the Closing Date, (ii) any liability of Seller for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any liability of Seller for Taxes arising with respect to periods through the Closing Date in connection with the Acquired Businesses, (iv) any liability of Seller for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, through the Closing Date, (v) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to periods through and including the Closing Date, (vi) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as specifically provided herein, (vii) any liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement), or (viii) any liability to be excluded as an Assumed Liability and set forth in Schedule 3 attached hereto.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Buyer Managers” shall mean Thomas Franceski, Jeff Frankel and Greg Laird.

“Buyer Note” has the meaning set forth in §2(c) below.

“Buyer Tech Managers” shall mean Colin Borrowman, Tom Marcotte, David Roddy and Ira Whitman.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of Seller and its Subsidiaries including the Acquired Businesses and DJS that is not already generally available to the public.

“Deferred Accounts Receivable Amount” means the 15% portion of Accounts Receivable which is not included in the calculation of Purchase Price payable on the Closing Date and which is initially determined to be equal to $293,000, subject to the Purchase Price Adjustments set forth in Section 2(g)(B) to be made in connection with preparation of the Closing Date Balance Sheet which will be payable pursuant to §2(g)(D).

“Disclosure Schedule” has the meaning set forth in §3 below.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.

“Excess Loss Account” has the meaning set forth in Reg. §1.1502-19.

“Excluded Assets” means (i) the corporate charter and by-laws of Seller, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation (excluding such materials with respect to DJS); (ii) assets necessary for the Seller’s continuing the Authentidate Business or any other business (except to the extent set forth on Schedule 1); (iii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (iv) assets which Seller is precluded from transferring contractually; (v) all patents and patent applications owned by Seller, its Subsidiaries and/or Affiliates; and (vi) all assets that are not Acquired Assets.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in §3(g) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Improvements” has the meaning set forth in §3(l)(iv) below.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Transaction” has the meaning set forth in Reg. §1.1502-13.

“Knowledge” means actual knowledge without independent investigation.

“Lease” has the meaning set forth in §2(c)(C) below

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) mechanics, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations, of the Acquired Businesses and DJS, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in the United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby;(b) any existing event, occurrence, or circumstance with respect to which Buyer Managers have Knowledge; and (c) any adverse change in or effect on the business of any of the Acquired Businesses that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement would be terminated pursuant to Section 7 hereof.

“Most Recent Balance Sheet” means the balance sheet of the Acquired Businesses as of April 30, 2007.

“Most Recent Financial Statements” has the meaning set forth in §3(g) below.

“Most Recent Fiscal Quarter End” has the meaning set forth in §3(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in §3(g) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Option Period” has the meaning set forth in §2(c)(A) below

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller or DJS and used in the Acquired Businesses set forth in Schedule 1.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to such Real Property that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith, for which adequate reserves have been established in accordance with GAAP and which reserves are reflected in the Most Recent Balance Sheet; (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date and that would not in the aggregate, have a Material Adverse Effect, or (ii) being contested in good faith that would not result in a Material Adverse Effect; (c) zoning, building codes, and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the business of the Acquired Businesses or DJS as currently conducted thereon; (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that would not result in a Material Adverse Effect; and (e) liens for any financing secured by such Owned Real Property that is an obligation of the Acquired Businesses or DJS that is an Assumed Liability.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in §2(c) below.

“Real Property” has the meaning set forth in §3(l) below.

“Real Property Laws” has the meaning set forth in §3(l) below.

“Real Property Option Period” has the meaning set forth in §2(c) below

“Reportable Event” has the meaning set forth in ERISA §4043.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” all reports, schedules, forms, statements and other documents (collectively, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”) required to be filed by Seller under the Securities Act and the Securities Exchange Act.

“Second Closing” has the meaning set forth in §2(c) below

“Second Closing Date” has the meaning set forth in §2(c)(A) below

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller’s Knowledge” means the Knowledge of Seller’s Chief Executive Officer, Surendra B. Pai, Seller’s Chief Financial Officer, William A. Marshall, Vice President, Human Resources and Administration, Sean Nelson, Vice President, Products and Technology O’Connell Benjamin, and Vice President, Finance Raj Ghosh.

“Software License Agreement” means the license agreement between Seller and Buyer entered into on the Closing Date herewith relating to the Intellectual Property of Seller used in the Acquired Businesses that is being licensed by Seller to Buyer.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surveys” has the meaning set forth in §6(a) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology License Agreement” means the license agreement between Seller and Buyer entered into on the Closing Date herewith relating to the Intellectual Property of Buyer that is being licensed by Buyer to Seller.

“Title Commitments” has the meaning set forth in §6(a) below.

“Title Company” has the meaning set forth in §6(a) below.

“Title Policies” has the meaning set forth in §6(a) below.

“WARN ACT” has the meaning set forth in §3(w) below.

§2.	Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer (i) at the Closing, all of the Acquired Assets (other than the Real Property) and all of the capital stock of DJS, and (ii) at the Second Closing, the Real Property, in each case for the consideration specified below in this §2(b) and (c) (the “Purchase Price”).

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

(c) Net Purchase Price. Buyer agrees to pay to Seller $ 7,777,000 (the “Net Purchase Price”) by delivery of (i) its promissory note (the “Buyer Note”) in the form of Exhibit A attached hereto in the aggregate principal amount of $2,000,000 at the Closing, (ii) cash in the amount of $3,057,000 payable by wire transfer or delivery of other immediately available funds at the Closing, (iii) payment by Buyer to Seller on the Purchase Price Adjustments Payment Date (or later as Accounts Receivable are received and collected by Buyer in accordance with Section 2(h)) of an amount equal to $293,000 (the “Deferred Accounts Receivable Amount”) subject to certain adjustments to Accounts Receivable, Assumed Liabilities and Miscellaneous Assets described in Section 2(g)(A), (B) and (C), and (iv) payment by Buyer to Seller on the Second Closing Date (as defined below) of cash in the amount of $2,427,000 payable by wire transfer or delivery of other immediately available funds with respect to the Real Property. The closing with respect to the Real Property is referred to as the “Second Closing”.

(A) The Second Closing shall take place not later than the 90th day following the Closing Date (the “Second Closing Date”), provided that at the option of Buyer, the Second Closing Date may be extended for up to an additional 90 days. During the initial 90 day period or the 180 day period if Buyer elects to extend the Second Closing Date for an additional 90 days (collectively the “Real Property Option Period”), Buyer shall have the exclusive right to purchase the Real Property.

(B) In the event the Second Closing shall occur, at the Second Closing Buyer shall also prepay a portion of the principal amount of Buyer Note equal to $500,000.

(C) At the Closing, Seller, as landlord, and Buyer, as tenant, will execute a lease (“Lease”) with respect to the Real Property in the form of attached Exhibit K.

(D) In the event Buyer purchases the Real Property on the Second Closing Date, in addition to payment of $2,427,000 required by §2(c)(iv), Buyer shall also prepay $500,000 of the principal amount of the Buyer Note in accordance with its terms thereby reducing the principal amount of the Buyer Note from $2,000,000 to $1,500,000; and (ii) the Lease shall be terminated on the Second Closing Date.

(E) In the event that Buyer does not purchase the Real Property during the Real Property Option Period, then following the 90th day after the Closing Date (or the 180th day after the Closing Date if Buyer elects to extend the Second Closing Date as provided in Subsection (A)), Seller shall be permitted to sell the Real Property to any other party unaffiliated with Buyer upon terms and conditions to be negotiated by Seller. In the event that following the Real Property Option Period, Seller enters into an agreement to sell the Real Property to an unaffiliated party, Seller shall have the right to terminate the Lease upon 120 days’ prior written notice from Seller to Buyer.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922 commencing at 10:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Second Closing shall also take place at the offices of Seller on the Second Closing Date as mutually agreed upon by the parties.

(e) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) a bill of sale and assignments (including Real Property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits B-1 through B-3 and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as Seller and its counsel may request and (v) each of the Parties shall deliver to the other Party an executed copy of the Software License Agreement and the Technology License Agreement.

(f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D.

(g) Post Closing Adjustments to Purchase Price. The Purchase Price shall be subject to certain post-Closing adjustments as set forth below (collectively, “Purchase Price Adjustments”), and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this § 2(g).

(A) Assumed Liabilities. The Purchase Price shall be reduced by an amount equal to the amount by which the Assumed Liabilities shown on the Closing Date Balance Sheet defined below in subparagraph (D)(1) below exceed $1,919,000. The Purchase Price shall be increased by an amount equal to the amount by which of the Assumed Liabilities shown on the Closing Date Balance Sheet are less than $1,919,000.

(B) Accounts Receivable. The Purchase Price paid at the Closing shall be reduced by an amount equal to 85% of the amount by which the Accounts Receivable shown on the Closing Date Balance Sheet are less than $1,953,000; and the Deferred Accounts Receivable Amount shall be reduced by 15% of such amount. The Purchase Price paid at the Closing shall be increased by an amount equal to 85% of the amount by which the Accounts Receivable shown on the Closing Date Balance Sheet are greater than $1,953,000; and the Deferred Accounts Receivable Amount shall be increased by 15% of such amount.

(C) Miscellaneous Assets. The Purchase Price shall be increased by an amount equal to the amount by which the sum of (x) 50% of the book value of Miscellaneous Assets as defined in Section 2(g)(E) acquired prior to October 1, 2006 shown on the Closing Date Balance Sheet, and (y) 100% of the book value of Miscellaneous Assets acquired after September 30, 2006 shown on the Closing Date Balance Sheet, exceeds $316,000. The Purchase Price shall be decreased by an amount equal to the amount by which the sum of (x) 50% of the book value of Miscellaneous Assets acquired prior to October 1, 2006 shown on the Closing Date Balance Sheet, and (y) 100% of the book value of Miscellaneous Assets acquired after September 30, 2006 shown on the Closing Date Balance Sheet, is less than $ 316,000.

(D) The determination of Assumed Liabilities, Accounts Receivable, and Miscellaneous Assets as of the close of business on the Closing Date shall be made pursuant to the following provisions:

(1) Within 45 days after the Closing Date, Seller, with participation and cooperation of Buyer, shall prepare the consolidated balance sheet of the Acquired Businesses and DJS with respect to the Acquired Assets and Assumed Liabilities as of the close of business on the Closing Date (the “Closing Date Balance Sheet”) in accordance with GAAP and deliver to Buyer the Closing Date Balance Sheet, as well as calculations of the Purchase Price Adjustments set forth in Sections 2(g)(A),(B) and (C) as of the close of business on the Closing Date .

(2) Buyer will have a period of 30 days following the delivery of the Closing Date Balance Sheet to notify Seller in writing of any disagreements with the Closing Date Balance Sheet or the calculations of the Purchase Price Adjustments. Failure to notify Seller within such 30-day period shall be deemed acceptance of the Closing Date Balance Sheet and the Purchase Price Adjustments. In the event Buyer timely notifies Seller of any disagreement, Seller and Buyer will attempt in good faith to resolve such disagreements. If within 30 days after delivery to Seller of the notification by Buyer of a disagreement, the parties are unable to resolve such disagreement, either Seller, on the one hand, or Buyer, on the other hand, shall have the right to submit the determination of such matters to a mutually acceptable unaffiliated auditor (the “Independent Auditor”), whose decision shall be binding on the parties. The cost of the Independent Auditor shall be shared by the parties proportionately based upon each party’s aggregate estimate of the disputed amount or amounts, as compared to the final determination of the Independent Auditor. For example, if Buyer’s aggregate estimate of the disputed amounts was $100,000 and Seller’s aggregate estimate of the disputed amounts was $50,000 and the Independent Auditor determined the actual amount was $75,000, each Party would pay 50% of the costs based on a fraction the numerator of which is equal to the absolute difference between such Party’s estimate and the Independent Auditor’s final determination and the denominator of which is equal to the absolute difference between Seller’s estimate and Buyer’s estimate. In such example, each Party would pay 50% of the costs and expenses of the Independent Auditor.

(3) If Buyer and Seller or the Independent Auditor, as the case may be, determines that the aggregate Purchase Price Adjustments as of the close of business on the Closing Date are negative (i.e. the Purchase Price is reduced thereby) Seller shall remit in cash such difference to Buyer. If Buyer and Seller or the Independent Auditor, as the case may be, determines that the aggregate Purchase Price Adjustments as of the close of business on the Closing Date are positive (i.e. the Purchase Price is increased), Buyer shall remit in cash such difference to Seller. Any cash payment to be made as a result of the Purchase Price Adjustments made in accordance with this §2(g), shall be paid within 30 days of such determination by wire transfer of immediately available funds (the date of payment is referred to as the “ Purchase Price Adjustments Payment Date”), including a Purchase Price Adjustment with respect to the 85% portion of Accounts Receivable but excluding any increase with respect to the Deferred Accounts Receivable Amount which shall not be payable on the Purchase Price Adjustments Payment Date but shall be payable pursuant to Section 2(h) below. Any such payment to be paid on the Purchase Price Adjustments Payment Date shall be made to such account or accounts as may be designated by the Party entitled to such payment at least two business days prior to the date that such payment is to be made.

(E) Miscellaneous Assets Defined. For purposes of this Section 2(g), Miscellaneous Assets shall mean Seller’s tangible personal property (furniture, fixtures and equipment and like assets), inventory, prepaid expenses, Inventory shall mean gross inventory less a reserve for obsolescence in accordance with GAAP.

(h) Accounts Receivable. Buyer is purchasing the Accounts Receivable of the Seller with respect to the Acquired Businesses. The Purchase Price payable at the Closing set forth in Section 2(c) includes an allocation to Accounts Receivable equal to 85% of the book value of the Accounts Receivable determined in accordance with GAAP as of the Closing Date, subject to adjustment as provided in Section 2(g)(B) hereof. The amount equal to the remaining 15% of the Accounts Receivable shall be paid by Buyer to Seller when collected by Buyer after Buyer collects an amount of such accounts receivable equal to 85% of the book value as of the Closing Date (such payments are referred to herein as the “Deferred Accounts Receivable Payment(s)”). Accounts Receivable shall mean gross accounts receivable less an allowance for doubtful accounts determined in accordance with GAAP. Following the Closing Date, Buyer shall use commercially reasonable efforts to collect the gross accounts receivable outstanding as of the Closing Date, provided that Buyer shall not make any concessions or grant any discounts or approve any writeoffs with respect to any such gross accounts receivable without the approval of Seller which approval shall not be unreasonably withheld; and provided, further, that in the event Buyer makes any concessions or grants any discounts or approves any writeoffs with respect to any such gross accounts receivable without the approval of Seller, Buyer shall be immediately required to pay Seller an amount equal to the aggregate remaining 15% of Accounts Receivable as of the Closing Date less all Deferred Accounts Receivable Payments previously made pursuant to this §2(h). Notwithstanding the foregoing, Buyer may make, without the approval of Seller, concessions, discounts or writeoffs of up to $39,000 of gross accounts receivable in the aggregate or up to $10,000 with respect to any individual customer’s gross accounts receivable outstanding, provided that any such concession, discount or writeoff is charged against the allowance for doubtful accounts.

(i) Physical Inventory. Immediately prior to Closing representatives of Seller and Buyer shall conduct a physical inventory and valuation (using lower of cost or market methodology) of Seller’s inventory to be conveyed to Buyer hereunder. If the parties are unable to agree on the inventory valuation, the parties will select a mutually acceptable third party to conduct the inventory and valuation. The cost of the third party valuation shall be shared equally by the parties. The inventory valuation determined hereunder shall be used in preparation of the Closing Date Balance Sheet for determination the Purchase Price Adjustments.

§3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”) The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller Stockholders (if required) have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or DJS is subject or any provision of the charter or bylaws of Seller or DJS or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or DJS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Neither Seller nor DJS needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. DJS has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Seller and DJS have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.

(f) Subsidiaries. §3(f) of the Disclosure Schedule sets forth for DJS (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, (iv) the number of shares of its capital stock held in treasury, and (v) its directors and officers. DJS is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. DJS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. DJS has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of DJS have been duly authorized and are validly issued, fully paid, and non-assessable. Seller holds of record and owns beneficially all of the outstanding shares of DJS, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller or DJS to sell, transfer, or otherwise dispose of any capital stock of DJS or that could require DJS to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to DJS. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of DJS. DJS does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the “Financial Statements”): (i) audited consolidated balance sheets for the fiscal years ended June 30, 2006 and June 30, 2005, and statements of operations, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended June 30, 2006, June 30, 2005 and June 30, 2004 (the “Most Recent Fiscal Year End”) for Seller and its Subsidiaries; and (ii) unaudited consolidated balance sheets and statements of operations and cash flow as of and for the nine months ended March 31, 2007 (the “Most Recent Fiscal Quarter End”) for Seller and its Subsidiaries (collectively, the Most Recent Fiscal Quarter End and the Most Recent Fiscal Year End, are referred to herein as the “Most Recent Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP or the rules of the SEC throughout the periods covered thereby, present fairly the financial condition of Seller and its Subsidiaries as of such dates and the results of operations of Seller and its Subsidiaries for such periods; provided, however, that he Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material

(h) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

(i) Undisclosed Liabilities. Neither the Acquired Businesses nor DJS has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet ( including any notes thereto), (ii) liabilities that have arisen after the Most Recent Balance Sheet , (iii) liabilities that individually or in the aggregate would not have a Material Adverse Effect, and (iv) liabilities set forth on Disclosure Schedule §3(i).

(j) Legal Compliance. To Seller’s Knowledge, each of the Acquired Businesses and DJS has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

(k) Tax Matters.

(i) Each of Seller and DJS has filed all Tax Returns that it was required to file except where the failure to file Tax Returns would not have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by Seller or DJS (whether or not shown on any Tax Return) have been paid. Except as set forth in the Disclosure Schedule, neither Seller nor DJS currently is the beneficiary of any extension of time within which to file any Income Tax Return, except where the failure to pay Taxes would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, each of Seller and DJS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii) There is no material dispute or claim concerning any Tax liability of Seller or DJS either (A) claimed or raised by any authority in writing or (B) as to which any executive officer of Seller has Knowledge based upon personal contact with any agent of such authority where such dispute or claim could have a Material Adverse Effect.

(iii) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which any of the Acquired Businesses or DJS was a member of the group. All such Tax Returns were correct and complete in all respects. All material income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any of the Acquired Businesses or DJS was a member of the group.

(l) Real Property.

(i) §3(l) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(A) Seller or DJS has good and marketable fee simple title, free and clear of all Liens, except Permitted Encumbrances;

(B) except as set forth in §3(l)(B) of the Disclosure Schedule, neither Seller nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii) To Seller’s Knowledge, the Owned Real Property identified in §3(l) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the Acquired Businesses and/or by DJS and neither the Acquired Businesses nor DJS is a party to any agreement or option to purchase any real property or interest therein.

(iii) To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Acquired Businesses. To Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Acquired Businesses as currently conducted thereon that would have a Material Adverse Effect.

(iv) To Seller’s Knowledge, neither Seller nor DJS has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein. To Seller’s Knowledge, there is no injunction, decree, order, writ, or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Acquired Businesses as currently conducted thereon.

(v) To Seller’s Knowledge, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). To Seller’s Knowledge, neither Seller nor DJS has received any notice of violation of any Real Property Law and, to Seller’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vi) To Seller’s Knowledge, the current use and occupancy of the Owned Real Property and the operation of the Acquired Businesses as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(m) Intellectual Property. Except as set forth in the Disclosure Schedule

(i) To Seller’s Knowledge, neither Seller nor DJS has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties used in the Acquired Businesses in any material respect with respect to the activities of the Acquired Businesses, and none of the directors and officers of Seller and DJS has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or DJS must license or refrain from using any intellectual property rights of any third party). To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights used in the Acquired Businesses of Seller or DJS relating to the Acquired Businesses in any material respect.

(ii) To Seller’s Knowledge, §3(m)(ii) of the Disclosure Schedule identifies each patent, and each copyright and trademark registration that has been issued to Seller or DJS with respect to any of their respective Intellectual Property that comprises the Acquired Assets, identifies each pending patent application or application for registration of any copyright or trademark that Seller or DJS has made with respect to any of their respective Intellectual Property that comprises the Acquired Assets, and identifies each material license, agreement, or other permission that Seller or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property that comprises the Acquired Assets, to the extent not entered into by the Acquired Businesses. Seller shall deliver to Buyer correct and complete copies of all such issued patents, trademark registrations, and copyright registrations. §3(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, and Internet domain name that comprises the Acquired Assets. With respect to each item of Intellectual Property required to be identified in §3(m)(ii) of the Disclosure Schedule:

(A) To Seller’s Knowledge, Seller and DJS possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction, or a license to such item;

(B) To Seller’s Knowledge, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) To Seller’s Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iii) To Seller’s Knowledge, §3(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property used in the Acquired Businesses that any third party owns and that Seller or DJS uses pursuant to license, sublicense, agreement, or permission, to the extent not entered into by the Acquired Businesses. With respect to each such item of used Intellectual Property required to be identified in §3(m)(iii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

(D) other than as entered into in the Ordinary Course of Business, neither Seller nor DJS has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(E) to Seller’s Knowledge, no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller and DJS, including without limitation, a failure by Seller and DJS to pay any required maintenance fees).

(n) Contracts. To Seller’s Knowledge , §3(n) of the Disclosure Schedule lists the following contracts and other agreements to which Seller is a party and which relate to the Acquired Businesses or to which DJS is a party, in each case that were not entered into by the Acquired Businesses or DJS in the Ordinary Course of Business:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $10,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or non-competition;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000 or providing material severance benefits;

(viii) any collective bargaining agreement;

(ix) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $10,000;

(x) any agreement under which Seller or DJS has advanced or loaned any other Person amounts in the aggregate exceeding $10,000; or

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 and is not covered by items (i) through (ix) above.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in §3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in §3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(o) Notes and Accounts Receivable. To Seller’s Knowledge, all notes and accounts receivable of Seller relating to the Acquired Businesses and DJS are reflected properly on their books and records, and are valid receivables subject to no setoffs or counterclaims.

(p) Powers of Attorney. To Seller’s Knowledge, there are no material outstanding powers of attorney executed on behalf of Seller with respect to the Acquired Businesses or on behalf of DJS.

(q) Litigation. §3(q) of the Disclosure Schedule sets forth each instance with respect to the Acquired Businesses in which Seller or DJS (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge (each a “Judgment”) or (ii) is a party or, to Seller’s Knowledge, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (each a “Proceeding”).

(r) Employees. To Seller’s Knowledge, no executive, key employee, or significant group of employees employed by the Acquired Businesses or DJS plans to terminate employment with Seller or DJS during the next 12 months. To Seller’s Knowledge, neither Seller nor DJS is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years. To Seller’s Knowledge, neither Seller nor DJS has committed any material unfair labor practice in connection with the Acquired Businesses. To Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller or DJS in connection with the Acquired Businesses. To Seller’s Knowledge, with respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past 3 years, neither Seller nor DJS has implemented any plant closing or layoff of employees in connection with the Acquired Businesses that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(s) Employee Benefits.

(i) §3(s)(i) of the Disclosure Schedule lists each Employee Benefit Plan that Seller or DJS maintains or to which Seller or DJS contributes or has any obligation to contribute with respect to the Acquired Businesses.

(A), each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B), all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To Seller’s Knowledge, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C), all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller and its Subsidiaries, all premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Seller is not aware of any facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(E) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. no Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to Seller’s Knowledge threatened.

(F) Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(G) Seller’s severance policy for all employees.

(ii) neither Seller nor DJS nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(iii) neither Seller nor DJS and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) neither Seller nor DJS maintains, contributes to or has an obligation to contribute to, or has any material liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Seller or DJS other than in accordance with COBRA.

(t) Guaranties. To Seller’s Knowledge, with respect to the Acquired Businesses, neither Seller nor DJS is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person, except as set forth in the Disclosure Schedule.

(u) Environmental, Health, and Safety Matters. To Seller’s Knowledge, with respect to the Acquired Businesses and Acquired Assets:

(i) Each of Seller, DJS, and their respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of Seller, DJS, and their respective Affiliates has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for, the occupation of its facilities and the operation of its business; and a list of all such material permits, licenses and other authorizations is set forth on §3(u)(ii) of the Disclosure Schedule.

(iii) Neither Seller nor DJS, nor their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) Except as set forth on §3(u)(iv) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by Seller or DJS: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) Neither Seller, nor DJS, nor any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(vii) Neither Seller, nor DJS, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities are or will become subject to any Asbestos Liabilities.

(viii) Seller and DJS have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to their or their predecessors’ or Affiliates’ past or current properties, facilities, or operations which are in their possession or under their reasonable control.

(v) Disclosure. To Seller’s Knowledge, the representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

§4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Buyer Note and to perform its obligations hereunder. This Agreement constitutes (and the Buyer Note when issued will constitute) the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, the Buyer Note and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and delivery of this Agreement, the Buyer Note nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

§5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of execution of this Agreement and the Closing Date:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b) Notices and Consents. Seller will give (and will cause DJS to give) any notices to third parties, and Seller will use its reasonable best efforts (and will cause DJS to use its reasonable best efforts) to obtain any third-party consents referred to in §3(c) above, and the items set forth in §5(b) of the Disclosure Schedule. Each of the Parties will (and Seller will cause DJS to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c) Operation of Business. Seller with respect to the Acquired Businesses will not (and will not cause or permit DJS to) and DJS will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, (i) DJS will not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) DJS and the Seller with respect to the Acquired Businesses will not pay any amount to any third party with respect to any liability or obligation (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing or is not in the Ordinary Course of Business, or (iii) otherwise engage in any practice, take any action, or enter into any transaction which would cause a Material Adverse Change in the Acquired Businesses. Notwithstanding anything to the contrary in this Section 5(c), nothing shall restrict Seller from transferring cash, cash equivalents, securities or other investments from the Acquired Businesses to Seller as long as the Acquired Businesses on the Closing Date have combined cash working capital equal to $750,000.

(d) Preservation of Business. Seller will keep (and will cause DJS to keep) its business and properties used in or comprising the Acquired Businesses substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. Seller will permit (and will cause DJS to permit) representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and DJS, to all premises, properties, personnel, books, records, (including tax records), contracts, and documents of or pertaining to the Acquired Businesses. Buyer will treat and hold as such any Confidential Information it receives from Seller and DJS in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with preparing for the transaction pursuant to this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller and DJS all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. Seller will not (and Seller will not cause or permit DJS to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of DJS, or any substantial portion of the assets, of Seller used in the Acquired Businesses (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(h) Maintenance of Real Property. Seller and DJS shall maintain the Real Property used in the Acquired Businesses, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

(i) Title Insurance and Surveys. Seller and DJS shall use reasonable best efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set out in §6 of this Agreement, within the time periods set forth therein. Seller and its Subsidiaries shall provide the Title Company with any affidavits, undertakings, memoranda or other assurances reasonably requested by the Title Company to issue the Title Policies, provided that Buyer shall be solely responsible for the costs and expenses of obtaining the Title Commitments, Title Policies and Surveys.

(j) Fairness Opinion. Seller and Buyer shall cooperate and assist in the preparation of an opinion of Seller’s financial advisor to the effect that the terms of this agreement are fair to Seller from a financial point of view, provided, however that Seller shall be solely responsible for the costs and expenses of obtaining the opinion.

(k) Knowledge of Buyer Managers and Buyer Tech Managers. (i) None of the Buyer Managers has any Knowledge as of the date hereof that any representation, warranty, covenant or agreement of Seller in this Agreement is not correct and complete as of the date hereof or that any such representation, warranty, covenant or agreement of Seller in this Agreement will not be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule. None of the Buyer Tech Managers has any Knowledge as of the date hereof that the representation and warranty set forth in §3(m) hereof is not correct and complete as of the date hereof or that such representation and warranty will not be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

(ii) Except as set forth in Schedule 5, neither the Buyer Managers nor the Buyer Tech Managers have any Knowledge of any inventions, improvements to any technology, designs, formulae, trade secrets, know-how, ideas, research and development, processes and techniques, technical data, software, firmware other proprietary rights or similar intellectual property rights (collectively, “Intellectual Property R&D”) that could be patentable or is copyrightable, or for which a patent application or copyright application has been filed or is currently being prepared for filing with the United States Patent Office (“USPTO”) or which is contemplated to be filed during the 12-month period following the Closing Date by Buyer, any Affiliate of Buyer or any person employed by or hired as an independent contractor or consultant to Buyer with respect to the Acquired Businesses, Seller or DJS. To the extent that any Intellectual Property R&D that is researched, developed or made by, or for which applications are filed by or patents or registrations are issued to Buyer, Buyer Managers, Buyer Tech Managers or any director, employee, consultant or independent contractor associated with Buyer who prior to the Closing Date provided services to the Acquired Businesses, Seller or DJS during the twelve (12) month period following the Closing Date relates to (1) the Intellectual Property licensed to Buyer pursuant to the Software License Agreement or (2) the Excluded Assets, such Intellectual Property R&D shall be owned by Seller.

§6.	Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) Seller and DJS shall have procured all of the third-party consents specified in §5(b) above, except for those consents, which, the failure to obtain such consents, would not constitute a Material Adverse Effect;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Acquired Assets, to operate the Acquired Businesses, and to control DJS, or (D) materially and adversely affect the right of DJS to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in §6(a)(i)-(iv) is satisfied in all respects;

(vi) INTENTIONALLY OMITTED.

(vii) Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to Buyer, and dated as of the Closing Date;

(viii) Buyer shall have received from Seller the resignations, effective as of the Closing, of each director and officer of DJS listed on Exhibit H;

(ix) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(x) Buyer shall have obtained, no later than 10 days prior to the Second Closing, a commitment for an ALTA Owner’s Title Insurance Policy or other form of policy reasonably acceptable to Buyer for each Owned Real Property (other than Owned Real Property located outside the United States) , issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(xi) at the Second Closing, Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Buyer’s fee simple title to each Owned Real Property as of the Second Closing Date (including all recorded appurtenant easements insured as separate legal parcels), subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder and which shall include all requested endorsements (the “Title Policies”); and each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks) and all other endorsements reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer

(xii) Buyer shall have obtained, at Buyer’s sole cost and expense no later than 10 days prior to the Second Closing, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the property is located, reasonably satisfactory to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b)(2), 13, 14, 15 and 16, and such other standards as the Title Company and Buyer reasonably require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender and the Title Company, in a form reasonably satisfactory to each of such parties (the “Surveys”); and the Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect that has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Second Closing;

(xiii) Seller shall assign to Buyers all of its rights in, and arising from, any employment agreement between Seller and its Affiliates and any person to be employed by Buyer and its Affiliates pursuant to the transactions contemplated herein, provided, however, that Buyer will not be required to assume any continuing obligations to an employee under any employment agreement unless such agreement is specifically identified in the Disclosure Schedule as an Assumed Liability.

(xiv) Seller shall release Buyer’s officers and employees and the current employees of DJS from any continuing obligations to Seller or its Affiliates (excluding DJS) with respect to the Acquired Businesses under any employment arrangements, confidentiality, non-competition, non-solicitation and development arrangements (to the extent such obligations are superseded by §10B hereof) between Seller, its Affiliates (excluding, however, DJS) and the officers or employees, and current employees of DJS, provided, however, that Seller shall agree to continue to provide such parties indemnification from third party claims and lawsuits in connection with their duties with Seller and its Affiliates prior to the Closing; and provided, further that any obligations of such Persons with respect to Seller’s business other than the Acquired Businesses after the Closing Date shall remain in force and effect.

(xv) no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or have a Material Adverse Effect on the operation of the Acquired Businesses provided that any damage or destruction which has occurred and is caused by, or the result of, actions or the failure to act by Buyer, shall not constitute a Material Adverse Effect on the Real property or operation of the Acquired Businesses;

(xvi) Seller shall have delivered to Buyer copies of the certificate of incorporation of each Seller, and DJS certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation;

(xvii) Seller shall have delivered to Buyer copies of the certificate of good standing of each Seller, and DJS issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which DJS is qualified to do business;

(xviii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of DJS since the date specified in clause (xx) above; (ii) the bylaws of DJS; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(xix) Seller and Buyer shall have agreed upon the terms of the Software License Agreement and the Technology License Agreement and shall be ready to execute such agreements at the Closing.

Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in §6(b)(i)-(iii) is satisfied in all respects;

(v) INTENTIONALLY OMITTED.

(vi) Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to Seller, and dated as of the Closing Date;

(vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

(viii) Buyer and Buyer Managers shall release Seller and Seller’s Affiliates as of the Closing Date from any continuing obligations to Buyer and its officers and directors and those individuals identified on Exhibit J except such obligations pursuant to this Agreement;

(ix) Buyer assumes all agreements and contracts of the Acquired Businesses and DJS disclosed on Schedule 1 and assumes all Assumed Liabilities disclosed on Schedule 2;

(x) Buyer shall have delivered to Seller copies of the certificate of good standing of Buyer, issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Buyer’s organization and of each jurisdiction in which Buyer is qualified to do business;

(xi) Buyer shall have delivered to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) no amendments to the certificate of formation of Buyer since the date specified in clause (x) above; (ii) the operating agreement of DJS; (iii) the resolutions of the members (or a duly authorized committee thereof) of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the members of Buyer executing this Agreement or any other agreement contemplated by this Agreement; and

(xii) Seller and Buyer shall have agreed upon the terms of the Software License Agreement and the Technology License Agreement and shall be ready to execute such agreements at the Closing.

Seller may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

§7.	Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2007, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 30, 2007, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(e) above shall survive termination.

§8.	Indemnification

(a) Indemnification Provisions for Buyer’s Benefit

(i) In the event Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement, and provided that Buyer makes a written claim for indemnification against Seller or by notice delivered pursuant to §11(h) below within the applicable survival period, if any, then Seller shall indemnify and hold harmless Buyer and its officers, managers, members and directors (“Buyer Affiliates”) from and against any Adverse Consequences Buyer and/or Buyer Affiliates shall suffer arising out of, in connection with or otherwise relating to such breach (but excluding (x) any Adverse Consequences Buyer and/or Buyer Affiliates shall suffer after the end of the applicable survival period, (y) any breach caused by or resulting from the actions or failure to act of the Buyer Managers prior to the Closing Date, and (z) any Adverse Consequences relating to Asbestos Liability or any environmental matter); provided, however, that Seller shall not have any obligation to indemnify or hold harmless Buyer and/or Buyer Affiliates from and against any Adverse Consequences arising out of, in connection with or otherwise relating to (A) a breach of any representation or warranty or covenant or agreement of Seller until Buyer or Buyer Affiliates have suffered Adverse Consequences by reason of all such breaches in excess of a $50,000 aggregate deductible (after which point Seller will be obligated only to indemnify Buyer from and against further such Adverse Consequences).

(ii) Seller shall indemnify and hold harmless Buyer and Buyer Affiliates from and against any Adverse Consequences of Buyer or Buyer Affiliates arising out of, in connection or otherwise relating to any liability of Seller that is not an Assumed Liability (including without limitation any liability of Seller that becomes a liability of Buyer or Buyer Affiliates under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law), except for any Asbestos Liability or any liability resulting from, arising out if, relating to, in the nature of, or caused by any environmental matter, in each case with respect to periods prior to, through and including the Closing Date.

(iii) In no event will Seller’s obligation to indemnify Buyer and Buyer Affiliates under §8(a) exceed $2,000,000.

(b) Indemnification Provisions for Seller’s Benefit

(i) In the event Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement and provided that Seller makes a written claim for indemnification against Buyer by notice delivered pursuant to §11(h) below within the applicable survival period, if any, then Buyer shall indemnify and hold harmless Seller and its officers and directors (“Seller Affiliates”) from and against any Adverse Consequences of Seller arising out of, in connection with or otherwise relating to such breach (but excluding any Adverse Consequences Seller or Seller Affiliates shall suffer after the end of the applicable survival period); provided, however, that Buyer shall not have any obligation to indemnify or hold harmless Seller and Seller Affiliates from and against any Adverse Consequences arising out of, in connection with or otherwise relating to a breach of any representation or warranty or covenant or agreement of Buyer contained in this Agreement until Seller and Seller Affiliates has suffered Adverse Consequences by reason of all such breaches in excess of a $50,000 aggregate deductible (after which point Buyer will be obligated only to indemnify Seller from and against further such Adverse Consequences).

(ii) Buyer shall indemnify and hold harmless Seller and Seller Affiliates from and against the entirety of any Adverse Consequences arising out of, in connection with or otherwise relating to any Assumed Liability, except for any Asbestos Liability or any liability resulting from, arising out if, relating to, in the nature of, or caused by any environmental matter, in each case with respect to periods prior to, through and including the Closing Date.

(c) Matters Involving Third Parties

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder except to the extent of any material prejudice directly resulting from such failure.

(ii) Any Indemnifying Party shall have the right at any time within 5 business days after its receipt of a notice from the Indemnified Party pursuant to §8(c)(i), to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iii) Unless and until an Indemnifying Party timely assumes the defense of the Third-Party Claim as provided in §8(c)(ii) above, however, the Indemnified Party may defend against the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate.

(iv) In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld).

(d) Determination of Adverse Consequences. All indemnification payments under this §8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance proceeds actually realized or received by the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this §8, the determination of (i) whether any representation, warranty, covenant or agreement has been breached and (ii) the amount of Adverse Consequences arising out of, in connection with or otherwise relating to such breach, shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations, warranties, covenants or agreements herein. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(e) Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this §8 shall be the exclusive remedy of Buyer and Seller with respect to the Acquired Businesses and DJS and the transactions contemplated by this Agreement.

(f) Recoupment Against Buyer Notes. Seller shall have the option of satisfying all or part of Seller’s indemnity obligation that Seller may be required to pay under §8(a)(i) only by notifying Buyer that Seller is reducing the amount outstanding under the Buyer Note. This shall affect the timing and amount of payments under the Buyer Note in the same manner as if Buyer had made a permitted prepayment (without premium or penalty) thereunder.

§9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a) Responsibility for Filing Tax Returns for Periods through Closing Date. Seller shall include the income of DJS (including any deferred items triggered into income by Reg. §1.1502-13 and any Excess Loss Account taken into income under Reg. §1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause DJS to join in Seller’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall cause DJS to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. Buyer shall consult and cooperate with Seller as to any elections to be made on returns of DJS for periods ending on or before the Closing Date. Buyer shall cause DJS to file income Tax Returns for all periods other than periods ending on or before the Closing Date.

Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for DJS that are filed after the Closing Date.

(b) Cooperation on Tax Matters.

(i) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Seller and DJS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

(c) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving DJS shall be terminated as of the Closing Date and, after the Closing Date, DJS shall not be bound thereby or have any liability thereunder.

(d) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Audits. Seller shall allow DJS and its counsel to participate in any audit of Seller’s consolidated federal income Tax Returns to the extent that such returns relate to DJS. Seller shall not settle any such audit in a manner that would adversely affect DJS after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(f) Retention of Carryovers. Seller shall retain for its own account any net operating loss and credit carryforwards or capital loss carryovers of DJS or with respect to the Acquired Businesses relating to taxable periods ending on or prior to the Closing Date.

(g) §338(h)(10) Election. Seller and Buyer shall cooperate and join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively, a “§338(h)(10) Election”) with respect to the purchase and sale of the stock of DJS hereunder. Seller will pay any Tax attributable to the making of the §338(h)(10) Election and will indemnify Buyer against any state, local, or foreign Tax (and indemnify Buyer against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Code §338(g) (or that results from the making of an election under Code §338(g)) with respect to the purchase and sale of the stock of DJS hereunder.

§10A. Non-competition—Seller

(a) To accord to Buyer the full value of its purchase of the Acquired Businesses and DJS under this Agreement, Seller agrees that for a period of 36 months from the Closing Date (the “Noncompete Period”), it will not directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise with, or permit its name to be used by or in connection with, any business, enterprise or other entity anywhere in the Territory (as defined below) that develops, produces, markets, offers for sale, sells or distributes non-hosted, stand-alone document imaging and storage products similar or competitive with those sold by Seller or DJS prior to the Closing Date, either on its own account or for any other person, firm or company, directly or indirectly (whether as a stockholder, partner, lender, consultant, agent, supplier, distributor or in any other relationship or capacity); provided that Seller shall have the right to continue to engage in Seller’s businesses and engage in all activities relating to the applications, products, systems and services identified in §10B(a)(i).

Furthermore, during the Noncompete Period, Seller shall not (i) solicit or interfere with or endeavor to entice away from the Acquired Businesses, Buyer or any related company, any person, firm or company who is a client, but only with respect to the non-hosted, stand-alone document imaging and storage products sold by Seller or DJS prior to the Closing Date (the “Acquired Products”) but excluding for purposes of this §10A(a), any such related person who is or may be a client with respect to Seller’s businesses other than with respect to the Acquired Products, (ii) recruit or hire away or attempt to recruit or hire away from Buyer any employee, contractor, consultant, distributor or otherwise of the Acquired Businesses or Buyer, or (iii) interfere with or endeavor to entice away from the Acquired Businesses, Buyer or any related company, any person, firm or company who is a supplier, customer or distributor.

(b) The “Territory” shall mean the world.

(c) Seller hereby agrees that during the Noncompete Period it will not license any Intellectual Property to third parties for use in such Acquired Products.

(d) Seller agrees that it will not, and will cause its officers, directors, and employees not to, disparage, impugn, or defame the reputation or character of the Acquired Businesses, Buyer or any related company in communications with third-parties of any kind, whether natural persons or business entities.

(e) Seller agrees that any remedy at law for any breach of the provisions contained in this §10 shall be inadequate and that Buyer shall be entitled to injunctive relief in addition to any other remedy to which Buyer may be entitled.

(f) If the period of time or the Territory specified in subparagraphs (a) or (b) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the Territory shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such Territory and for such time as is adjudged to be reasonable. If there is a violation of any of the restrictions contained in the foregoing subparagraphs (a) or (b), the restrictive period shall not run from the time of the commencement of any such violation until such time as such violation shall be cured to the satisfaction of Buyer.

§10B. Non-competition—Buyer

(a) To accord to Seller the full value of its sale of the Acquired Businesses and DJS under this Agreement, Buyer agrees that for the period specified in the applicable sections set forth below, it will not directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise with, or permit its name to be used by or in connection with, any person, business, enterprise, government or other entity anywhere in the Territory (as defined in §10A) that does or plans to:

(i) develop, produce, make, market, offer for sale, sell, import or distribute any applications, products, systems or services that enable

(1) the generation, creation, manipulation (other than as annotations layered on top of but external to the digital file that is being annotated), or processing (as it relates to the digital or wet signing, date- and/or time-stamping, authentication or verification) of electronic medical records, medical forms, electronic health records, patient health information, or provider billing information, each whether in structured or unstructured form, via a rules-based or workflow process, other than the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date, The provisions of this Subsection (1) shall apply for a period of 36 months.

(2) the conveyance (including, without limitation via facsimile, email, or other method of electronic transmission) of electronic medical records, medical forms, electronic health records, patient health information, or provider billing information, each whether in structured or unstructured form, or data among or between patients, physicians, physician practices, healthcare providers (including, without limitation, to hospitals, nursing care, LTC facilities, home health agencies), medical equipment providers, pharmacies, pharmaceutical manufacturers, private payers, Medicare, state Medicaid, workers’ compensation and regulators that govern any of the foregoing practitioners or industries, other than the movement and management of such information using the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date. The provisions of this Subsection (2) shall apply for a period of 36 months.

(3) the conveyance (including, without limitation via facsimile, email, or other method of electronic transmission) of digital files or documents (including, without limitation, business correspondence, contracts, forms, audio, video, images) between parties, using any applications, products, systems or services that are similar or competitive to Seller’s TrueBlue applications, other than the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date. The provisions of this Subsection (3) shall apply for a period of 36 months.

This Subsection (3) does not apply to the providing to Buyer’s customers of third party solutions, products or services (e.g. Adobe, VeriSign, Microsoft, Geotrust), that (A) provide functionality required by Buyer’s customer that is not provided by Seller’s applications, products, systems or services, or (B) are specifically required by Buyer’s customer. During the first 36 months after the Closing Date Buyer shall use its commercially reasonable best efforts to promote, resell and partner with Seller for the sale to Buyer’s customers of Seller’s products or services.

or

(4) stand-alone content authentication or date- and/or time-stamping services, other than the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date. The provisions of this Subsection (4) shall apply for a period of 36 months.

(ii) license to any third parties any

(1) patents,

(2) software, including without limitation, any source code, executable code, or object code,

(3) technology, or

(4) any other Intellectual Property

for use in any applications, products, systems or services identified in Subsection (i) for the periods described in Subsection (i), other than relationships consistent with DocStar partnering strategy as of the Closing Date that are not competitive with Seller;

or

(iii) use or disclose any of the Confidential Information in furtherance of the activities described in Subsections (i) or (ii) either on its own account or for any other person, firm, company, government or entity, directly or indirectly (whether as a stockholder, partner, lender, consultant, agent, supplier, distributor or in any other relationship or capacity), or disclose any of the Confidential Information to any third party.

Furthermore, for a period of 36 months, Buyer shall not:

(x) solicit or interfere with or endeavor to entice away from the businesses of Seller (other than the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date), Seller or any related company, any person, firm, company, government or entity who is a client with respect to the businesses of Seller (but excluding for purposes of this §10B(a), any such related person who is or may be a client, but only with respect to the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date),

(y) recruit or hire away or attempt to recruit or hire away from Seller any employee, contractor, consultant, distributor of Seller or Seller, or

(z) interfere with or endeavor to entice away from the businesses of Seller (other than with respect to the document imaging and storage products that were offered or sold by DocStar prior to the Closing Date), Seller or any related company, any person, firm or company who is a supplier, customer or distributor.

As used in this section “document imaging and storage products that were offered and sold by DocStar prior to the Closing Date” shall include all modifications and enhancements by Buyer of such products after the Closing Date but shall not include modifications or enhancements of the products to provide functions described in Subsection (i). Such language shall also include the packet management solutions currently under development by DocStar that provide for indexing and ordering of structured data stored by the DocStar products but that do not provide functions described in Subsection (i).

(b) Buyer agrees that it will not, and will cause its officers, directors, and employees not to, disparage, impugn, or defame the reputation or character of the businesses of Seller, Seller or any related company in communications with third-parties of any kind, whether natural persons or business entities.

(c) Buyer agrees that any remedy at law for any breach of the provisions contained in this §10 shall be inadequate and that Seller shall be entitled to injunctive relief in addition to any other remedy to which Seller may be entitled.

(d) If the period of time or the Territory specified in subparagraph (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the Territory shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such Territory and for such time as is adjudged to be reasonable. If there is a violation of any of the restrictions contained in the foregoing subparagraph (a), the restrictive period shall not run from the time of the commencement of any such violation until such time as such violation shall be cured to the satisfaction of Seller.

§10C. Cooperation—Buyer

Following the Closing Date and whatever period of time may be necessary in the future, each of Buyer and Buyer Managers agree to use their respective reasonable efforts to cooperate and assist Seller, and to cause employees of Buyer and DJS after the Closing to cooperate and assist Seller with respect to any legal proceeding or investigation commenced by any party, including without limitation, governmental authority or instrumentality, administrative agency, or commission, or any legal proceeding commenced by any third party, with respect to Seller’s business, including without limitation, the Acquired Businesses and the Acquired Assets, including, without limitation, any legal proceeding or investigation disclosed in the SEC Reports or in the Disclosure Schedule, provided, however, Seller shall bear all of Buyer’s and DJS’s, and their employees reasonable expenses (including reasonable counsel fees) in connection with such cooperation.

§11.	Miscellaneous.

(a) Survival of Representations and Warranties. The representations and warranties of the Seller and DJS contained in §3(g)-(v) of this Agreement shall survive the Closing for a period of 12 months. All of the other representations of Seller and DJS and those of Buyers contained in this Agreement (including the representatives and warranties of Seller set forth in §3(a)-(f) and of Buyer set forth in §4) shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statute of limitations).

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure). Seller and Buyer shall appoint a mutually acceptable team consisting of representatives of Buyer currently working for Seller and other Seller personnel to coordinate all communications regarding the proposed transaction hereunder with the employees, contractors and vendors of the Acquired Businesses. Additionally the team shall be responsible for overseeing the transition of accounting, HR, IT and like functions from Seller to Buyer prior to Closing.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

Attention: Chief Executive Officer

Copy to:

Goldstein & DiGioia, LLP

45 Broadway, 11th Floor

New York, NY 10006

Attention: Victor J. DiGioia, Esq.

If to Buyer:

Astria Solutions Group, LLC

2165 Technology Drive

Schenectady, NY 12308

Attention: Thomas Franceski

Copy to:

Lemery Greisler LLC

60 Railroad Place

Saratoga Springs, NY 12866

Attn: Robert J. May, Jr., Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of Buyer and Seller, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise specified in this Agreement;

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

ASTRIA SOLUTIONS GROUP, LLC

By:	/s/ Thomas Franceski
Name:	Thomas Franceski
Title:	Member

SELLER:

AUTHENTIDATE HOLDING CORP.

By:	/s/ William A. Marshall
Name:	William A. Marshall
Title:	Chief Financial Officer and Treasurer

Buyer Managers with respect only to Sections 5(k) and 10C

/s/ Thomas Franceski
Thomas Franceski

/s/ Jeffrey Frankel
Jeffrey Frankel

/s/ Greg Laird
Greg Laird